FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Sales for Its Fourth Fiscal Quarter and Fiscal Year Ended
September 30, 2006

• Comparable-store sales increased 1% for the year

•	Projected YTD operating loss of $13-$15 million vs. operating loss of $47 million last year

Canton, Mass., (October 5, 2006) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) today announced sales results for its fourth fiscal quarter and fiscal year ended September 30, 2006.

Total revenue from continuing operations for the year was $775 million compared to $795 million in the same period last year. There were 153 stores in operation for the year ended September 30, 2006, as compared to 176 stores at the beginning of fiscal 2005. Comparable-store sales for the twelve months increased 1%. For the quarter ended September 30, 2006, total revenue from continuing operations was $162 million, compared to $188 million for the same period last year. Comparable-store sales declined 13%.

Joe McGuire, President and Chief Executive Officer, said, “After achieving comparable-store sales growth of 6% for our first two fiscal quarters, we’re disappointed to report 1% comparable-stores growth for the year. During the fourth quarter we continued to see a sharp deceleration in the projection television business, which by itself declined $18 million during the quarter. The Projection TV category was down 45% on a year over year basis in the quarter, and as part of our sales mix is down to 13.5% of our revenue in the quarter, compared to 21% last year. Flat panel continues to grow, but did not grow fast enough to make up for the decline in Projection.”

McGuire continued, “We still feel bullish on the holiday quarter, and believe that the decline in projection television will be muted going forward as the consumer moves to 1080P product. We expect flat panel to continue its growth rate at a double digit pace, and we anticipate labor and services to grow at a double digit pace as well.”

“For this fiscal year just ended, we expect operating losses of between $13 and $15 million, compared to an operating loss of $47 million last year – which included $16.5 million in restructuring charges. This will come from an improvement in gross margin, and an absolute dollar reduction of about $10 million in SG&A expenses. While this is certainly a solid year over year improvement, we still have work to do on the expense line,” said McGuire.

McGuire added, “On an exciting note, we are planning growth in our audio business in fiscal 2007 for the first time in many years. We believe the trends we have seen during this past year, and continued growth in receiver sales in the September quarter, point to growth in the audio category in the coming year.”

McGuire concluded, “As I’ve said before, our turnaround is ongoing. The initiatives we began working on in fiscal 2006 to streamline operations and take cost out of our model are bearing fruit, as evidenced by the absolute dollar decline in SG&A expenses. We anticipate taking additional costs out of our model in fiscal 2007 as we continue our efforts.”

The Company plans to release earnings for the quarter on Wednesday, December 6, 2006 at 7:30AM EST. A conference call to discuss the release will be held at 10:30 AM EST that same day. The press release will be available for viewing or download at the Company’s investor relations website, www.twtr.com, after 8:00 AM on Wednesday, December 6, 2006. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Wednesday, December 13, 2006 at 11:59 PM EST. The call can also be downloaded as an MP3 file from the Company’s investor relations website as of 12:00 PM EST on Thursday, December 7, 2006.

Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions. The Company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. Tweeter Home Entertainment Group, Inc. operates 153 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including the risk that the decline in projection television will not be muted going forward as consumers move to 1080P product, the risk that flat panel will not continue its growth rate at a double digit pace, the risk that labor and services will not grow at a double digit pace, the risk that the operating loss for the year will not be between $13 and $15 million, the risk that gross margin will not improve for the year, the risk that the reduction in SG&A expenses will not be about $10 million, the risk that the current trend in receiver sales will not point to growth in the audio category, the risk that the we will not continue to take cost out of our model in Fiscal 2007, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 29, 2005 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.